CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2014, relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Report to Shareholders of Schwab Monthly Income Fund – Moderate Payout, Schwab Monthly Income Fund – Enhanced Payout and Schwab Monthly Income Fund – Maximum Payout (each a series of Schwab Capital Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

April 25, 2014